Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-178493) and on Form S-3 (No. 333-187055) of Memorial Production Partners LP of our report dated April 4, 2013, with respect to the balance sheets of WHT Energy Partners LLC as of December 31, 2012 and 2011, and the related statements of income, members’ equity, and cash flows for the year ended December 31, 2012 and period from inception (February 2, 2011) through December 2011, which report appears in this current report on Form 8-K/A of Memorial Production Partners LP dated April 8, 2013.

/s/ KPMG LLP

Houston, Texas

April 7, 2013